Filed Pursuant to Rule 433
Registration Statement No. 333-281357
Issuer Free Writing Prospectus dated September 23, 2024
Relating to Preliminary Prospectus dated September 20, 2024

Megan Holdings Limited

This free writing prospectus relates to the initial public offering of ordinary shares of Megan Holdings Limited (the “Company”) and should be read together with the preliminary prospectus dated September 20, 2024 (the “Preliminary Prospectus”) that was included in Amendment No.2 to the Registration Statement on Form F-1 (File No. 333-281357), which can be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1995075/000121390024080532/ea0202450-11.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting EF Hutton LLC, 590 Madison Avenue, 39th Floor, New York NY 10022 at (212) 970-5150 or by contacting Dawson James Securities Inc., 1 N Federal Hwy, Suite 600, Boca Raton, FL, 33432 at (561) 391-5555.

MEGAN HOLDINGS LIMITED Issuer Free Writing Prospectus dated September 23, 2024 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated August 8 , 2024 Registration Statement No. 333 - 281357

FREE WRITING PROSPECTUS STATEMENT This free writing prospectus relates to the proposed public offering of shares of common stock of Megan Holdings Limited (“we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1995075 / 000121390024066311 /ea 0202450 - 07 . htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other document we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact EF Hutton LLC, 590 Madison Avenue, 39 th Floor, New York, NY 10022 , or by calling (212) 970 - 5150 , or contact Megan Holdings Limited via email : info@meganmezanin . com . This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates . The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation . This presentation should not be construed as legal, tax, investment or other advice . 2

DISCLAIMER This presentation contains forward - looking statements . All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . These forward - looking statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by these statements . The words “believe”, “may”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, and similar expressions are intended to identify forward - looking statements . In addition, from time to time, we or our representatives may make forward - looking statements orally or in writing . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of the Company’s preliminary prospectus filed on Form F - 1 . Moreover, we operate in a very competitive and rapidly changing environment . New risks emerge from time to time . it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statement we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in the preliminary prospectus filed on form F - 1 may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . In evaluating these forward - looking statements, you should consider various factors, including : our ability to change the direction of the Company ; our ability to keep pace with new technology and changing market needs ; and the competitive environment of our business . These and other factors may cause our actual results to differ materially from any forward - looking statement . Forward looking statements are only predictions . Thus, you should not rely upon forward - looking statements as predictions of future events . The events and circumstances reflected in the forward - looking statements may not be achieved or occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of the Presentation or to confirm these statements to actual results or revised expectations . In evaluating its business, the Company uses or may use certain non - GAAP measures as supplemental measures to review and assess its operating and financial performance . These non - GAAP financial measures have limitations as analytical tools, and when assessing the Company’s operating and financial performances, investors should not consider them in isolation, or as a substitute for any consolidated statement of operations data prepared in accordance with U . S . GAAP . THE INFORMATION CONTAINED IN THIS DOCUMENT IS HIGHLY CONFIDENTIAL AND IS BEING GIVEN SOLELY FOR YOUR INFORMATION AND ONLY FOR YOUR USE IN CONNECTION WITH THIS PRESENTATION . THE INFORMATION CONTAINED HEREIN MAY NOT BE COPIED, REPRODUCED, REDISTRIBUTED, OR OTHERWISE DISCLOSED, IN WHOLE OR IN PART, TO ANY OTHER PERSON IN ANY MANNER . Any forwarding, distribution, or reproduction of this presentation in whole or in part is unauthorized . 3

OFFERING SUMMARY Megan Holdings Limited Issuer Nasdaq Capital Market / MGN (Pending Approval) Listing / Ticker Initial Public Offering Offering Type 15,000,000 Ordinary Shares Pre - Offering Class A Ordinary Share Outstanding 1,250,000 Ordinary Shares Number of Class A Ordinary Share Offered USD 5,000,000.00 Base Offering Size $4.00 - $6.00 per ordinary share Price Range • Sales and Marketing (20%) • Expansion opportunities through merger and acquisition activities (30%) • Development of Smart Farming System (30%) • Working Capital (20%) Use of Proceeds 180 days Lock - up Dawson James Securities Inc. & EF Hutton LLC Underwriters 4

OUR COMPANY We are principally engaged in the development, construction and maintenance of aquaculture and agriculture farms and related works. Development of new aquaculture and agriculture farms Sales of industrial supplies and rental of machinery Upgrading and maintenance works of aquaculture and agriculture farms 5

VISION AND MISSION Modernize Asia Pacific’s aquaculture and agriculture industry Become one of the leading aquaculture and agriculture technology companies in Asia Pacific 6

WHAT WE DO I. Development of New Aquaculture and Agriculture Farms Essentially, the design of aquaculture and agriculture farms should take into account a range of factors to ensure optimal production efficiency, environmental sustainability, and profitability . By considering these factors, we can optimize the design of their farms and maximize their success and sustainability . The design of aquaculture and agriculture farms can have a significant impact on the productivity, efficiency, and sustainability of the farm . Here are some important factors to consider when designing these types of farms : Site Selection Infrastructure Design Sustainable Practices Several factors to take into consideration include climate, soil type, topography, water availability, and accessibility Optimize production efficiency and minimize environmental impacts Minimize environmental impacts and improve the long - term sustainability of the farm II. Upgrading and Maintenance of Aquaculture and Agriculture Farms Infrastructure maintenance is critical for the sustainability of aquaculture and agriculture farms . Sustainability is important for the long - term success and viability of the farms, as well as for the health of the environment and the communities where the farms are located . Proper maintenance of aquaculture and agriculture farms will contribute to the prevention of disease outbreaks, improve farm product’s growth and health, and ensure the quality of the farm products . 7

WHAT WE DO II. Upgrading and Maintenance of Aquaculture and Agriculture Farms (Cont’d) For aquaculture farms (particularly shrimp farms), the focus areas of our maintenance works are as below : For agriculture farms (particularly pineapple farms), the focus areas of our maintenance works are as below : Pond Maintenance Aeration and Circulation Systems Water Intake, Distribution and Discharge Soil Preparation Irrigation III. Sales of Industrial Supplies Occasionally we will receive requests from clients to source for industrial supplies. We will assist clients to source for it ems that they requested and offer them the best package possible. IV. Rental of Machinery Occasionally we will receive requests from clients for machineries available for rental. We will assist clients to source for it ems that they requested and offer them the best package possible. 8

OUR STRENGTH Megan Holdings We differentiate ourselves from other competitors by taking a proactive role in providing clients cost effective solutions for development, construction and maintenance of aquaculture and agriculture farms and related works. Based on our technical know - how and experience, we are able to discuss in depth with clients on the technical issues that occurred, pinpoint root cause of issues, and propose to them on the infrastructure modification or upgrades that will contribute to overall farm improvement that will overcome the issues faced by the clients. As we are constantly providing clients with farm infrastructure upgrades, we have gained better experience and knowledge on the more precise and effective application of Smart Farming System, which is the focus of our business expansion. We are able to understand well on the shortcomings that were faced by clients and design a Smart Farming System that is best suited to each farm’s application. This will subsequently contribute in providing clients a more comprehensive Smart Farming System. 1 2 3 3 4 9

OUR PROJECTS Design and Build of 111 - acre Shrimp Farm at Tawau, Sabah, Malaysia Maintenance of 300 - acre Pineapple Farm at Kota Tinggi, Johor, Malaysia Design and Build of Shrimp Hatchery Centre at Semporna, Sabah, Malaysia 10

GROWTH STRATEGY □ We intend to develop our business and strengthen our customer base, by implementing the following strategies : 1. Market Development : We are actively researching potential clients to expand our customer beyond Malaysia, as well as tapping into international markets, starting from neighboring countries such as Indonesia . By leveraging our reputation and established customer portfolio, we aim to build new relationships and penetrate new markets . This market development strategy will allow us to tap into new revenue streams and increase our market share, driving our continued success in the industry . 2. Strategic Growth Initiatives : As our customer base expands, we have the opportunity to identify potential partners for further business development . We propose equity participation in the entities of suitable clients, which would allow us to build a recurring revenue stream and potentially become one of our main sources of income . By forming strategic business partnerships, we can create a mutually beneficial relationship that drives our continued growth and success in the industry . 3. Development of Smart Farming System : We intend to develop our own proprietary Smart Farming System, and we hope to establish a pilot scale project utilizing our Smart Farming System by the fourth quarter of 2024 . Our Smart Farming System will offer several benefits including (a) water quality monitoring, (b) feeding optimization, (c) disease prevention, (d) environmental monitoring and (e) data analytics . Overall, the hardware development for our Smart Farming System will require a combination of sensors, actuators, cameras, control systems, connectivity, and power supply, all working together to optimize yields, improve resource efficiency, and promote sustainable farming practices . 11

OUR FOCUS SMART TECHNOLOGIES AGRITECH INDUSTRIAL TECH Smart Farming System Warehouse Management System (WMS), Building Management System (BMS), etc 12

SMART TECHNOLOGIES Smart Technologies are the integration of advanced digital technologies and automation within industrial environments to enhance efficiency, productivity, and flexibility. It includes various elements, as below: Central Hub (Smart System Platform): Cloud Computing, Data Analytics, AI & ML Algorithms IoT Devices & Sensors: Machine Monitoring, Environmental Sensors, Logistics Tracking Automation and Robotics: Robotic Arms, Automated Guided Vehicles (AGVs), Autonomous Machines Human - Machine Interface (HMI): Control Panels, Remote Access, Augmented Reality (AR) Data Flow: Data Collection, Data Processing, Actionable Insights Smart Integration: Supply Chain Management, Energy Management, Predictive Maintenance 13

KEY MANAGEMENT PROFILE DARREN HOO GROUP CEO ▪ Mr . Darren Hoo has been our Chief Executive Officer since April 2023 . He was appointed as an Executive Director on September 7 , 2020 . ▪ Mr . Darren Hoo is responsible for the overall business management of our operations . Prior to founding MMSB, from April 2018 to August 2020 , Mr . Darren Hoo was a partner at Valcon Resources Sdn Bhd , a company which specializes in process control instruments where he was responsible for achieving growth and hitting sales targets at the sales team he managed . ▪ Between October 2011 and March 2018 , Mr . Darren Hoo was a manager at JEFI AquaTech Resources Sdn Bhd (“JEFI”), a company focused on aquaculture, where he was involved in JEFI’s day to day operations, and oversaw the JEFI’s expansion plan of managing a 400 - acre shrimp farm and processing factory development, including the design of the shrimp farm and process factory . ▪ Mr . Darren Hoo holds a Bachelor of Science in Biotechnology from the University College Sedaya International (UCSI) of Malaysia . ▪ Mr . KT Ng has been our Chief Financial Officer since July 2023 , in charge of our finance and risk management functions . Prior to joining us, Mr . Ng has more than 10 years of professional experience in audit and assurance in Singapore and Malaysia . During his professional career, his extensive audit experience includes auditing companies listed in Singapore and United States, multinational corporations, and small and medium - sized enterprises . ▪ Mr . Ng joined Messrs . Paul Wan & Co as an audit manager from 2021 until 2022 where he conducted audits for companies listed on the Singapore Exchange . From 2019 until 2021 , Mr . Ng rejoined Mazars LLP as an audit assistant manager where he conducted audits for multinational companies such as LVMH Asia Pacific region office . He worked at Messrs . Tee & Partners in Malaysia from 2017 to 2019 as an audit manager where he conducted audit for companies involved in industries such as manufacturing, hotel management, agriculture, construction and trading . ▪ From 2015 until 2017 , Mr . Ng worked at Mazars LLP as an audit assistant manager where he was responsible audit planning as well as supervising and training of assistant and engagement management . From 2011 until 2014 , Mr . Ng worked as a senior auditor with Messrs . Robert Tan & Co . where he performed external audit jobs for clients . Mr . Ng graduated in 2010 with a Bachelor of Commerce (Hons) Accounting from Universiti of Tunku Abdul Rahman . He has been a member of CPA Australia since 2016 . 14 KT NG GROUP CFORZ0